NEWS RELEASE                                   CONTACT: Mitra Ghahramanlou
                                                        Chief Accounting Officer
                                                        (800) 421-7253
                                                        Extension #143


BOARD OF DIRECTORS OF RENT-A-WRECK AUTHORIZES REPURCHASE OF UP TO ONE MILLION SHARES

On September 21, 2000, the Board authorized management of Rent-A-Wreck to repurchase up to 1,000,000 shares of its common or preferred stock, including options for its common stock. The Board specifically authorized the repurchase of options held by Ken Blum, Jr., the Company's President, and Ms. Robin Cohn, a sister of Ken Blum, Jr., both of whom have agreed to exercise their remaining options. In authorizing the specific repurchase, the Board wanted to eliminate the market overhang associated with the 1,575,000 options held by management while also ensuring that management acquires and holds a substantial equity stake in Rent-A-Wreck.

The Board's objectives were to minimize the after-tax cash cost of acquiring the maximum number of shares or share equivalents while also ensuring that members of management buy and retain a substantial equity interest in the Company which they will be under no pressure to sell for tax purposes. The Board believes it has achieved these objectives by authorizing the following repurchases of options which expire June 30, 2003:

     1. the remaining 354,167 options exercisable at $1.15 per share held by each Ken Blum, Jr. and Robin Cohn for $1.25 per option, or a total of $885,418.
     2. 95,282 options exercisable at $1.00 per share from Ken Blum, Jr. for $1.40 per option, or a total of $133,395.
     3. 154,105 options exercisable at $1.00 per share from Robin Cohn for $1.40 per option, or a total of $215,747.

Mr. Blum and Ms. Cohn have agreed to use all of the respective proceeds received by each of them to provide for income taxes on the amounts received by them as well as on income earned by them upon exercise of their remaining 617,279 $1.00 options, 288,051 of which are being exercised by Mr. Blum and 329,228 of which are being exercised by Ms. Cohn, and to pay $617,279 of their proceeds to the Company for such option exercises at this time.

The Company and the option holders are required to treat the purchases as compensation expense, notwithstanding that they are part of the Company's share repurchase program. Accordingly, the Company will take a pre-tax charge of $1,234,560 in its fiscal quarter ending September 30, 2000, which is expected to
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more than offset any earnings  the Company may have in the quarter and most,  if not all, of earnings for the six months through September 30. Partially offsetting this charge, the Company will benefit by taking a tax deduction equal to the charge for compensation expense as well as an additional tax deduction for the amount of taxable income recognized by the option holders upon exercise of their remaining 617,279 options.

The total number of options being repurchased and canceled in these transactions is 957,721. This brings to approximately 3 million the total number of shares and share equivalents repurchased and retired since the Company began its share repurchase program in 1995. After these transactions, there will be 4,495,496 common shares outstanding, of which Mr. Blum will own 530,718, or 11.8%, and Ms. Cohn will own 456,395, or 10.2%. There also are 1,105,000 shares of convertible preferred stock outstanding, convertible one for one into an equal number of common shares. There are no more options or warrants outstanding, meaning fully-diluted shares have been reduced to 5,600,496. Including its new authorization, the Company is authorized, but not obligated, to repurchase, on the market or in private transactions, up to an additional 542,279 shares.

Because of cash which will come in to the Company upon the exercise of remaining options as well as cash it expects to save by paying lower income taxes, the net cash outflow for the repurchase and retirement of 957,721 options and early exercise of the remaining 617,279 options is expected to be less than $35,000. The net after-tax cost of the repurchase of the 957,721 options is expected to be approximately $650,000, or about $.68 per repurchased option.

         The statements regarding anticipated future performance of the Company contained in this press release are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause the Company's actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the Company's limited experience in the reinsurance business and the potential for negative claims experience in the Company's new reinsurance program, the effects of government regulation of the Company's franchise and reinsurance programs including maintaining properly registered franchise documents and making any required alterations in the Company's franchise program to comply with changes in the laws, competitive pressures from other motor vehicle rental companies which have greater marketing and financial resources than the Company, protection of the Company's trademarks, and the dependence on the Company's relationships with its franchisees. These risks and uncertainties are more fully described under the caption, "Item 6 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Important Factors" in the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2000. All forward-looking statements should be considered in light of these risks and uncertainties.